Exhibit 99.1

LUMENIS ANNOUNCES PRELIMINARY THIRD QUARTER 2005 RESULTS

Yokneam, Israel, November 8, 2005 – Lumenis Ltd. (LUME.PK), a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications, today announced preliminary and unaudited financial results for the third quarter and nine months ended September 30, 2005.

The results reported herein and in the attached financial statements do not reflect any adjustments relating to the results of the Audit Committee investigation which were previously reported, as well as certain additional items that are currently under review by the Company or which may come under review prior to completion of the audit. In addition, the financial statements for the years ended December 31, 2003 and December 31, 2004, the quarterly periods ending in 2004, the quarter ended September 30, 2003 and the quarters ended March 31, 2005, June 30, 2005 and September 30, 2005 have not been reviewed or audited by independent external auditors and, as such, these results, as well as Lumenis’ historical statements, are subject to change to reflect the results of any such review or audit. There can be no assurance that any such changes and adjustments will not be material.

Third Quarter Results

Revenues in the third quarter rose to $72.8 million compared with $71.6 million in the prior quarter and $63.2 million in the third quarter last year.

Gross profit in the third quarter increased to $33.2 million, or 46% of revenues, compared with $32.0 million, or 45% of revenues, in the second quarter of 2005 and $31.0 million, or 49% of revenues, in the third quarter of 2004.

Operating expenses in the third quarter were $30.1 million, or 41% of revenues, compared with $29.4 million, or 41% of revenues, in the second quarter of 2005 and $28.5 million, or 45% of revenues, in the third quarter of 2004.

Operating income in the third quarter was $3.1 million compared with $2.6 million in the second quarter of 2005 and $2.5 million in the third quarter of 2004. Net loss in the third quarter narrowed to $1.8 million, or $0.05 per share, compared with a net loss of $3.1 million, or $0.08 per share, in the second quarter of 2005 and a net loss of $2.0 million, or $0.05 per share, in the third quarter of 2004.

Commenting on the results, Avner Raz, Lumenis’ President and Chief Executive Officer said, “This is the second consecutive quarter of year-over-year revenue growth. What is particularly encouraging is the sequential growth in revenues as traditionally our business has been seasonally weaker in the third quarter. Our strategic focus on delivering superior technology and innovative products should enable us to continue to drive revenue growth and market share gains.

“Our Q3 results demonstrate execution on all of our 2005 objectives and offer additional evidence that we have moved squarely into a growth phase in each of our major markets worldwide. While we still have a lot of hard work ahead of us operationally, I am encouraged by the progress made and by the commitment of our dedicated employees towards meeting these challenges. As we move towards 2006, the new, leading edge products that we have just introduced and the excitement they have generated in the marketplace combined with the steady progress we are making in improving our business model, give us confidence that we are on the right track to delivering sustainable and profitable growth.”

Revenue Breakdown

Third quarter sales by geographic region were as follows ($ in millions):

	Q3/05	Q3/04

Americas	$34.8	$30.7
Europe	$14.9	$12.5
Asia and Japan	$23.1	$20.1

Third quarter sales by product line were as follows ($ in millions):

	Q3/05	Q3/04

Aesthetic	$25.0	$19.2
Surgical	$16.1	$13.6
Ophthalmic	$16.0	$13.2
Dental	$1.5	$1.1
Service/Other	$14.2	$16.1

Net cash flow from operating activities was $681 thousand in the third quarter of 2005 compared with a negative $208 thousand in the second quarter of 2005 and a net positive cash flow from operating activities of $3.3 million in the third quarter of 2004. At September 30, 2005, the Company had $14.4 million of cash and cash equivalents and unused borrowing capacity under its committed lines of credit of an additional $17.9 million. Total bank debt at quarter-end was $192 million compared with $190 million at June 30, 2005. Based on the preliminary and unaudited results for the period, the Company is in compliance with its covenants under its bank agreements.

Nine Months Results

Revenues for the first nine months of 2005 were $209.1 million compared with $199.9 million in the same period last year.

Gross profit for the first nine months of 2005 was $92.0 million compared with $98.7 million for the first nine months of 2004.

Operating income for the first nine months of 2005 was $3.8 million compared with $8.5 million for the same period last year.

Net loss for the first nine months of 2005 was $10.7 million, or $0.29 per share, compared with a net loss of $5.7 million, or $0.15 per share, for the same period in 2004.

Net cash flow from operating activities for the first nine months of 2005 was negative $4.8 million compared with a positive net cash flow from operating activities of $12.7 million for the same period last year.

As reported in the first quarter earnings release, upon review of the Company’s prior practices concerning the recognition of royalty income, it was determined that the income statement classification of royalty and certain other income should more appropriately be as components of operating income or loss, rather than other income. The financial statements for the quarterly and nine month periods ended September 30, 2005 and September 30, 2004 contained in this release reflect this classification. Additionally, as previously reported, with respect to royalty income, the review indicated that certain royalty income previously reflected in the results for the quarter ended March 31, 2004 which was paid at the time of the settlement of certain claims should, more appropriately, be recognized over a longer period of time. The financial statements for the quarter and nine month period ended September 30, 2004 contained herein have been appropriately adjusted.

In addition, Lumenis was served with a claim in the UK with regard to the purchase in 2003 by GSI, a UK company, of all of the assets of Spectron, a wholly owned UK subsidiary of Lumenis. GSI are claiming several million pounds in damages for breach of contract and misrepresentations and for indemnification of claims brought against GSI by third parties. The Company has engaged UK counsel and will vigorously defend against this claim.

As previously reported, a report prepared for the Audit Committee with respect to the Company’s internal investigation had concluded, with respect to certain identified transactions in 2001, 2002 and 2003, that the Company’s revenue recognition actions were inappropriate. The aggregate effect of the Company’s accounting for the transactions identified in the report, as set forth in the Company’s press release of May 3, 2004, was to cause revenues in 2001 and 2002 to be overstated, and revenues in 2003 to be understated. As indicated earlier, the financial statements contained in this release do not reflect any adjustments relating to the results of the Audit Committee investigation which were previously reported.

In addition, Lumenis received a notice from the Israel tax authority assessing income taxes for the years 2000 and 2001. The assessment is primarily based on an attempt to disallow the exemption available for the Company’s Approved Enterprise, which would then subject its income to the full tax rate, and, in addition, tax on an alleged deemed dividend from earnings under its Approved Enterprise program. The Company has received indications that the tax authority would agree to settle the matter for less than 25 million New Israeli Shekels. Lumenis believes the entire assessment to be in error and that no tax is due and will vigorously defend itself in the Israeli courts and under applicable tax treaties as necessary.

In addition, as previously reported, the Audit Committee anticipates that a restatement of previously reported financial results may be appropriate, but intends to defer making a final decision pending completion of the audit by the Company’s independent accountants, BDO Ziv Haft. A restatement, which reflects the results of the investigation as well as any other adjustments identified during the restatement, audit or review processes, may affect the information reported in this release.

Conference Call

Please note that Lumenis management will host a teleconference today at 9:30 (ET) 16:30 Israel time to discuss third quarter results and outlook.

Please call the following dial-in numbers to participate: US toll-free 1-866-527-8676; International ++972-3-918-0609; Israel 03-918-0609.

The call will be broadcasted live on http://www.lumenis.com. An online replay will also be available approximately one hour after the call. A telephone replay will be available for up to 72 hours after the call. The replay information: US toll-free: 1-866-500-4966; International: ++ 972-3-925-5927; Israel: 03-925-5927.

Investors:

Lauri Hanover	1-866-232-6803
972-4-959-9122

About Lumenis

Lumenis is a global developer, manufacturer and seller of laser and light-based devices for medical, aesthetic, ophthalmic, dental and veterinary applications. The Company offers a wide range of products along with extensive product support systems including training, education and service. Lumenis invests heavily in research and development to maintain and enhance its leading industry position. The Company holds numerous patents worldwide on its technologies. For more information about Lumenis and its products, log onto http://www.lumenis.com

The statements in this press release that are not historical facts are forward-looking statements which are subject to risks and uncertainties. The Company’s actual results could differ materially from those anticipated in the forward looking statements based on a variety of factors, including, among others: uncertainties with respect to market acceptance of the Company’s products, the implementation and outcome of our Turnaround Plan, obtaining regulatory approvals for new products or for the sale of existing products in new markets and enforcement of intellectual property rights; risks associated with competition and competitive pricing pressures, economic conditions generally, the Company’s international operations and the Company’s ability to integrate its operations with those of acquired businesses; the outcome of the Securities and Exchange Commission investigation (including the Wells Notice recently received in which the staff indicated its intention to recommend that a civil proceeding be brought seeking, among other things, injunctive relief and civil monetary penalties) and several securities class action lawsuits to which the Company is subject and the outcome of the investigation conducted by the Audit Committee; uncertainties relating to the Company’s continuing liquidity; and other risks detailed from time to time in the reports filed by Lumenis with the SEC, including its annual report on Form 10-K and quarterly reports on Form 10-Q.

LUMENIS LTD.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2005	December 31, 2004
	Unaudited	Unaudited

CURRENT ASSETS
Cash and cash equivalents	$14,377	$18,064
Marketable securities	99	-
Trade receivables, net	55,266	59,030
Prepaid expenses and other receivables	12,372	13,620
Inventories	48,645	49,034

	130,759	139,748

FINISHED GOODS USED IN OPERATIONS	4,754	5,755
LONG-TERM INVESTMENTS
Investments in equity securities	-	285
Long term trade receivables	178	278
FIXED ASSETS, NET	12,002	12,541
GOODWILL, NET	88,039	88,039
OTHER PURCHASED INTANGIBLE ASSETS, NET	6,890	9,618
OTHER ASSETS, NET	15,370	17,850

Total assets	$257,992	$274,114

CURRENT LIABILITIES

Short-term bank debt	$32,122	$29,092
Current maturities of long term debt	15,000	-
Trade payables	30,637	33,166
Other accounts payables and accrued expenses	68,522	76,680

	146,281	138,938

LONG-TERM LIABILITIES
Long term debt	144,792	159,043
Accrued severance pay, net	1,736	1,934
Other long-term liabilities	1,983	1,306

	148,511	162,283

Total liabilities	294,792	301,221

SHAREHOLDERS' EQUITY
Ordinary shares	806	806
Additional paid-in capital	355,538	354,495
Accumulated deficit	(393,041)	(382,305)
Treasury stock	(103)	(103)

Total shareholders' equity	(36,800)	(27,107)

Total liabilities and shareholders' equity	$257,992	$274,114

*	Prior period presentation has been adjusted to conform to current presentation .

LUMENIS LTD.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	For the three months ended		For the nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	Unaudited		Unaudited

NET REVENUES	$72,784	$63,249	$209,106	$199,889

COST OF REVENUES	39,590	32,205	117,098	101,189

Gross profit	33,194	31,044	92,008	98,700

OPERATING EXPENSES
Research and development, net	4,342	3,592	11,352	10,425
Selling, marketing expenses	16,910	15,065	51,763	48,252
General, admistrative expenses	8,905	9,723	24,785	31,624
Restructuring expenses	(20)	145	158	1,655
Asset purchase consideration and gain on termination
of distribution agreement	-	-	101	(1,793)

Total operating expenses	30,137	28,525	88,159	90,163

Operating income	3,057	2,519	3,849	8,537

Other income (loss), net	(20)	-	45	-
Financing expenses	4,368	3,421	13,162	10,824

Loss before income taxes	(1,331)	(902)	(9,268)	(2,287)

Income tax expense	517	1,132	1,468	3,426

NET LOSS	$(1,848)	$(2,034)	$(10,736)	$(5,713)

BASIC LOSS PER SHARE
Net loss per share	$(0.05)	$(0.05)	$(0.29)	$(0.15)

WEIGHTED AVERAGE NUMBER OF SHARES
Basic	37,326	37,283	37,323	37,282

LUMENIS LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the three months ended		For the nine months ended
	September 30, 2005	September 30, 2004	September 30, 2005	September 30, 2004
	Unaudited		Unaudited

CASH FLOWS - OPERATING ACTIVITIES

Net loss for the period	$(1,848)	$(2,034)	$(10,736)	$(5,713)
Income and expenses not affecting operating cash-flows:

Depreciation and amortization	2,589	2,927	8,062	9,422
Amortization of stock-based compensation	294	332	1,040	775
Amortization of other long-term assets	975	1,038	2,944	3,157
Loss ( Gain ) from sale of equity security	20	-	(45)	-
Other	101	(288)	60	(792)
Gain from termination of distribution agreement	-	-	-	(1,793)
Changes in operating assets and liabilities:
Decrease ( Increase ) in trade receivables	(605)	5,816	3,864	16,161
Decrease (increase) in prepaid expenses and other receivables	(78)	(2,015)	1,248	(4,847)
Decrease (increase) in inventories	3,759	(5,147)	(1,238)	(2,879)
Increase (decrease) in accounts payable, accrued expenses and other
long-term liabilities	(4,526)	2,696	(9,993)	(774)

Net-cash - operating activities	681	3,325	(4,794)	12,717

CASH FLOWS - INVESTING ACTIVITIES
Purchase of fixed assets, net	(660)	(463)	(2,156)	(1,138)
Proceeds from sale of distribution rights	-	-	-	1,745
Proceeds from sale of an investment in Equity security	12	-	231	-

Net-cash - investing activities	(648)	(463)	(1,925)	607

CASH FLOWS - FINANCING ACTIVITIES
Proceeds from exercise of options	-	-	3	6
Increase (decrease) in long-term loans, net	-	-	-	(51,604)
Increase (decrease) in short term bank debt	1,620	(547)	3,029	39,123

Net-cash - financing activities	1,620	(547)	3,032	(12,475)

INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	1,653	2,315	(3,687)	849
CASH AND CASH EQUIVALENTS AT THE BEGINNING
OF THE PERIOD	12,724	16,735	18,064	18,201

CASH AND CASH EQUIVALENTS AT THE END OF THE PERIOD	$14,377	$19,050	$14,377	$19,050

Lumenis Ltd.
Yokneam Industrial Park
P.O.B. 240
Yokneam 20692, Israel
Tel. +972.4.959.9000
Fax. +972.4.959.9050
www.lumenis.com